As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKKT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1550750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

(Address of Principal Executive Offices, including zip code)

Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Gavin Michael

Chief Executive Officer

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

(678) 534-5849

(Name, address and telephone number, including area code, of agent for service)

Copies to:

J. Matthew Lyons Austin D. March Wilson Sonsini Goodrich & Rosati, P.C. 900 S. Capital of Texas Highway Las Cimas IV, 5th Floor Austin, TX 78746 (512) 338-5400	Marc D’Annunzio General Counsel 10000 Avalon Boulevard, Suite 1000 Alpharetta, Georgia 30009 (678) 534-5849

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

Bakkt Holdings, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 26,590,466 shares of Class A Common Stock to be issued under Bakkt Holdings, Inc.’s 2021 Omnibus Incentive Plan (the “Plan”). These 26,590,466 shares represent an increase in the number of shares of Class A Common Stock reserved for issuance under the Plan, which increase was approved by the stockholders on June 6, 2023. As a result of the foregoing, the total number of shares of common stock registered for offer and sale under the Plan is now 52,407,412.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents that the Registrant has previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 24, 2023 (the “Annual Report”);

(b)

The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into the Annual Report, filed with the SEC on April 24, 2023;

(c)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September  30, 2023, filed with the SEC on each of May  11, 2023, August  10, 2023 and November 14, 2023, respectively;

(d)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

(e)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39544) filed with the SEC on October 15, 2021, pursuant to Section  12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.7 of the Annual Report.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Company’s Certificate of Incorporation contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Company’s bylaws (“By-Laws”) provide that the Company will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Company’s By-Laws also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Company has entered into or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Company’s Certificate of Incorporation, By-Laws and the indemnification agreements that the Company has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on October 21, 2021).

3.2	By-Laws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on October 21, 2021).

4.1	Specimen Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the SEC on October 21, 2021).

4.2	Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K filed with the SEC on October 21, 2021).

4.3	Form of Director Restricted Stock Unit Agreement under the Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-K filed with the SEC on March 31, 2022).

4.4	Form of Executive Officer Restricted Stock Unit Agreement under the Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q filed with the SEC on May 11, 2023).

4.5	Form of Performance Unit Agreement under the Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed with the SEC on May 11, 2023).

5.1*	Opinion of Wilson Sonsini Goodrich and Rosati, P.C.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of VPC Impact Acquisition Holdings

23.3*	Consent of RSM US LLP, independent auditors of Apex Crypto, LLC

23.4*	Consent of Wilson Sonsini Goodrich and Rosati, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 1st day of December, 2023.

BAKKT HOLDINGS, INC.

By:	/s/ Gavin Michael
Gavin Michael
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Gavin Michael, Marc D’Annunzio and Karen Alexander, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gavin Michael Gavin Michael	Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2023

/s/ Karen Alexander Karen Alexander	Chief Financial Officer (Principal Financial Officer)	December 1, 2023

/s/ Chip Goodroe Chip Goodroe	Chief Accounting Officer (Principal Accounting Officer)	December 1, 2023

/s/ David C. Clifton David C. Clifton	Director	December 1, 2023

/s/ Sean Collins Sean Collins	Director	December 1, 2023

/s/ De’Ana Dow De’Ana Dow	Director	December 1, 2023

/s/ Michelle Goldberg Michelle Goldberg	Director	December 1, 2023

/s/ Richard Lumb Richard Lumb	Director	December 1, 2023

Signature	Title	Date

/s/ Andrew A. Main Andrew A. Main	Director	December 1, 2023

/s/ Jill Simeone Jill Simeone	Director	December 1, 2023

/s/ Gordon Watson Gordon Watson	Director	December 1, 2023